CONSOLIDATED STATEMENTS OF OPERATIONS
McIntosh Bancshares, Inc. and Subsidiaries

For Each of the Three Months and Six Months Ended
June 30, 2008 and 2007 (Unaudited)
	Three Months		Six Month
	2008	2007	2008	2007
Interest income:
Loans, including fees	$5,694,063	$7,750,857	$12,077,963	$15,178,303
Interest on investment securities:
U.S. Treasury, U.S. Government agency and mortgage-backed securities	768,086	892,374	1,565,545	1,789,738
State, county and municipal	93,354	108,220	209,081	213,945
Other investments	32,739	30,233	58,058	60,599
Federal funds sold and other short-term investments	28,006	123,531	121,406	281,188
Total interest income	6,616,248	8,905,215	14,032,053	17,523,773

Interest expense:
Interest-bearing demand and money market	306,020	897,479	838,999	1,797,674
Savings	49,351	44,267	89,761	87,671
Time deposits of $100,000 or more	1,360,832	1,540,303	2,817,990	3,066,046
Other time deposits	1,312,318	1,425,859	2,852,641	2,755,496
Other	131,772	187,636	243,718	373,281
Total interest expense	3,160,293	4,095,544	6,843,109	8,080,168
Net interest income	3,455,955	4,809,671	7,188,944	9,443,605
Provision for loan losses	3,971,304	227,500	4,858,108	192,674
Net interest income after provision for loan losses	(515,349)	4,582,171	2,330,836	9,250,931

Other Income:
Service charges	612,609	566,208	1,204,834	1,094,585
Investment securities gains	1,466,725	4,200	2,184,140	4,200
Increase in cash surrender value of life insurance	62,880	68,784	125,760	137,568
Other real estate owned gains (losses)	(88,837)	3,519	(161,115)	63,703
Fixed and repossessed asset gains (losses)	(7,384)	(537)	(9,254)	(5,309)
Other income	321,797	402,582	663,493	770,807
Total other income	2,367,790	1,044,756	4,007,858	2,065,554

Other expenses:
Salaries and employee benefits	2,233,431	2,585,385	4,713,451	5,177,055
Occupancy and equipment	455,762	455,467	903,382	880,244
Other operating	1,053,898	880,718	2,107,130	1,784,833
Total other expenses	3,743,091	3,921,570	7,723,963	7,842,132
Earnings (loss) before income taxes	(1,890,650)	1,705,357	(1,385,269)	3,474,353
Income tax expense (benefit)	(584,721)	571,931	(463,270)	1,163,194
Net earnings (loss)	$(1,305,929)	$1,133,426	$(921,999)	$2,311,159

Basic earnings (loss) per common share based on average outstanding shares
of 2,810,976 in 2008 and 2,810,103 in 2007	$(0.46)	$0.40	$(0.33)	$0.82
Diluted net earnings (loss) per common share based on average outstanding shares for the three months of 2,810,976 in 2008 and 2,871,770 in 2007 and
for the six months of 2,810,976 in 2008 and 2,870,369 in 2007	$(0.46)	$0.40	$(0.33)	$0.81

Dividends declared per share of common stock	$-	$0.09	$0.09	$0.18

CONSOLIDATED BALANCE SHEETS
McIntosh Bancshares, Inc. and Subsidiaries

June 30, 2008 and 2007	2008	2007
(Unaudited)
Assets
Cash and due from banks	$7,879,644	$9,591,930
Interest bearing deposits	5,185,651	262,087
Federal funds sold	4,102,000	6,037,000
Investment securities held to maturity	235,000	328,849
Investment securities available for sale	66,867,457	79,418,001
Other investments	3,482,979	2,255,865
Loans	343,731,355	348,725,401
Less: Allowance for loan losses	(9,481,528)	(4,944,879)
Loans, net	334,249,827	343,780,522
Premises and equipment, net	7,015,494	6,707,061
Other real estate	8,200,044	1,706,748
Accrued interest receivable	3,102,301	4,124,784
Bank owned life insurance	6,623,479	6,386,846
Other assets	4,954,351	3,852,682
Total assets	$451,898,227	$464,452,375

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
Demand	$35,921,468	$35,638,067
Money market and NOW accounts	99,195,859	118,562,052
Savings	16,781,547	11,952,591
Time deposits of $100,000 or more	116,327,072	113,935,765
Time deposits	121,492,526	120,643,082
Total deposits	389,718,472	400,731,557
Borrowed funds	21,479,836	21,562,445
Accrued interest payable and other liabilities	4,459,788	5,033,816
Total liabilities	415,658,096	427,327,818
Commitments

Stockholders' equity:
Common stock, par value $2.50; 10,000,000 shares authorized,
2,810,976 shares issued and outstanding	7,027,440	7,027,440
Surplus	5,733,129	5,640,048
Retained earnings	23,997,307	25,401,541
Accumulated other comprehensive loss	(517,745)	(944,472)
Total stockholders' equity	36,240,131	37,124,557
Total liabilities and stockholders' equity	$451,898,227	$464,452,375

Dear Shareholders,

As you know, the banking industry is facing unusually turbulent times.  The environment, especially concerning residential real estate, seems to change weekly.  As a result, we waited until closer to when we file our June 30, 2008 10Q with the Securities and Exchange Commission (SEC) before finalizing our letter to shareholders.  We wanted to make sure our letter reflected the most up to date information, and from a timing standpoint, was consistent with what we disclosed to the SEC.  Unfortunately, this led to a delay in shareholder communication versus past quarters.

Your company continues to be challenged by the weak housing market, elevated gas prices, increasing unemployment, and tight credit conditions.  As compared to the second quarter of 2007, net income decreased $2.4 million to a loss of $1,305,929.  Fully diluted net earnings per common share decreased $0.86 per share to a loss of $0.46 per share for the same period.

A big determinant in our sub-par performance was the continued increase in non-performing assets.  Non-performing assets (foreclosed property, non-accrual loans, and loans that are 90 days or more past due and not on non-accrual) increased $6.1 million or 17.8% to $40.6 million since March 31, 2008.  This amounts to 11.4% of total loans plus other real estate owned.

Terry Ellington and Al Cook continue to aggressively manage our non-performing loans and foreclosed property.  Foreclosed real estate sold in 2008 amounted to $3.7 million at a cumulative loss of $161,115 from the values we booked at foreclosure.  We have now sold over $6.6 million in other real estate in 2007 and 2008.

We continue to make good progress in reducing our concentration of acquisition, development and construction (AD&C) loans.  As of June 30, 2008, AD&C loans represent 32.2% of gross loans and commitments versus 42.8% as of June 30, 2007.

In the second quarter of 2008 net charge-offs were $324,262 as compared to net recoveries of $29,700 in the second quarter of 2007.  Although this represented a substantial increase, charge-offs were down significantly from the first quarter of 2008 when they were $2,008,482.  Because of an increase in impaired loans and further reductions in property values, loan loss provision increased $3.7 million to $4 million in the quarter.  Our loan loss reserve is now $9.5 million and represents 2.76% of gross loans as compared to $4.9 million or 1.42% last year.

Your company’s June 30, 2008 tax equivalent net interest margin of 3.40% declined 108 basis points from the year-ago period.  As discussed last quarter, there were four major factors contributing to this decline.  First, carrying $34.3 million in average non-accrual loans and other real estate drastically reduced interest income on loans.  Second, as an asset sensitive bank, the 325 basis point drop in the prime lending rate reduced interest income more rapidly than we could reduce our cost of money.  Third, as additional loans were placed on non-accrual we had to reverse $458,581 in accrued interest as compared to $23,529 for the same period last year.  Fourth, loan fees declined $133,415 as compared to last year.

We continue to shrink our balance sheet as we attempt to manage capital.  For June 30, 2008 as compared to June 30, 2007 total assets decreased $12.5 million or 2.7% to $451.9 million.  Deposits decreased $11.0 million or 2.7% to $389.7 million.  Gross loans decreased $5.0 million or 1.4% to $343.7 million.  The deposit decrease was predominantly attributable to the run-off of SPLOST money in Jackson as local infrastructure projects were completed and in Jasper County the yearly rotation out of public funds.

During the quarter other capital generating measures were employed.  We realized $1,466,725 in investment securities gains primarily from the sale of 527 shares of Class A common stock of Silverton Financial Services, Inc.  We also liquidated $9.5 million of our municipal bond portfolio at a gain of $23,625 to redeploy these assets in taxable investments.

Other non-interest expense for the second quarter declined $178,479 or 4.6% from the year-ago period.  This decrease was primarily due to lower salary and employee benefit expenses.  Salary and personnel expense has fallen $351,954 or 13.6% as full-time equivalent employees have decreased from 146.5 to 141.5 and certain benefit accruals have been discontinued.

There was some good news from Washington where Congress passed and the President has signed the “Housing and Economic Recovery Act of 2008”.  Under the act, first-time home buyers, within certain income guidelines, can qualify for a tax credit of $7,500 or 10% of a home’s purchase price, whichever is less.  It is estimated that up to 3 million buyers could be eligible for the credit.  We hope that this and other provisions of the bill will stimulate home sales and help move some of the stagnant home inventory.

We have embarked on several new deposit campaigns that are designed to grow our core deposits.  Our Prime Savings account and Certificate of Deposit specials have been very well received in our markets.

As you are now well aware, we have temporarily suspended the payment of cash dividends.  This will preserve over $1 million in capital over the next 12 months.

In summary, these are very unusual times for your company.  We are concentrating even more on delivering the best possible service to our customers in a relaxed but professional environment.  We are thankful for our strong relationships in the communities we serve and know that our core business will sustain us as we deal with the current economic environment.

Thank you for your continued support and encouragement.  You are an integral part of our team and your influence and business referrals are more important now than ever.

Sincerely,

William K. Malone                                                                                     Thurman L. Willis, Jr.
Chairman & Chief Executive Officer                                                         President & Chief Operating Officer
McIntosh Bancshares, Inc.                                                                         McIntosh Bancshares, Inc.